Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”) effective as of the date of execution (the “Effective Date”) by and between INNODATA ISOGEN, INC., a Delaware corporation (the “Company”), and O’NEIL NALAVADI (the “Executive”).

WHEREAS, the Company and the Executive wish to enter into an agreement as to the terms of the Executive’s employment with the Company;

NOW, THEREFORE, the parties hereby agree as follows:

1.            Employment.  As of the Effective Date, the Company hereby agrees to employ the Executive as its Senior Vice President and Chief Financial Officer for and during the Term of this Agreement (as set forth in Paragraph 4).  The Executive hereby accepts such employment with the Company under the terms and conditions set forth in this Agreement.

2.            Duties and Authorities of the Executive.  Throughout the Term, the Executive shall have such duties and authorities as shall be consistent with his position as Senior Vice President and Chief Financial Officer of the Company, as may be reasonably assigned to him from time to time by the Chief Executive Officer of the Company (the “CEO”), and he shall report solely and directly to the CEO.

3.            Full Business Time and Location.  Throughout the Term, the Executive agrees to devote all of his professional time and efforts to the performance of his duties hereunder.  Provided that such activities do not violate any term or condition of this Agreement, or materially interfere with the performance of his duties hereunder, or create a conflict of interest, nothing herein shall prohibit the Executive from (a) engaging in charitable, civic, fraternal or trade group activities, (b) investing his personal assets in other entities or business ventures, subject to any policies of the Company applicable to all executive personnel of the Company, or (c) serving on the board of directors of another entity, provided that such board service is approved in advance in writing by the Company’s Board of Directors (the “Board”).  Throughout the Term of this Agreement, the Executive shall provide his services for the Company hereunder for (i) three (3) weeks per calendar month in the Company’s Hackensack, New Jersey headquarters and at the Company’s facility locations, as needed, and (ii) one (1) week per calendar month in El Dorado Hills, California.

4.            Term.  The term of this Agreement shall commence on November 9, 2009, and shall end on November 8, 2012 (the “Term”) unless terminated earlier pursuant to this Agreement. In the event that the Executive's employment with the Company continues beyond the Term of this Agreement without the parties executing a new written agreement, nothing herein shall be construed as an automatic, constructive renewal of this Agreement for any specified term. By not later than May 8, 2012, the Company shall notify the Executive in writing in accordance with Paragraph 13(a) whether the Company intends to extend the Term. If the Company provides a notice of non-extension on or before May 8, 2012, the Executive’s employment with the Company shall terminate at the end of the Term.  If the Company does provide such a notice of non-extension, but does so after May 8, 2012, or if the Company and the Executive do not execute a new employment agreement prior to the end of the Term, then the Company shall continue to employ the Executive for a period of six (6) months from the date on which such notice is provided or upon which the Term ends, as applicable, and the Executive shall be an employee-at-will of the Company during any part of such period that extends past the end of the Term; provided, however, that alternatively and at the sole discretion of the Company, in lieu of continuing the Executive's employment with the Company for all or part of such period that extends past the end of the Term, the Company may continue to pay the Executive his Base Salary, in the same amounts and at the same times as if his employment with the Company had not terminated, and provide the Executive with continued coverage under the Company’s group medical and dental insurance, in each case for such six (6) month period or applicable portion thereof.

5.            Compensation.

(a)           Base Compensation.  The Company shall pay the Executive an annualized base salary (“Base Salary”) at the rate of Two Hundred Forty Thousand Dollars ($240,000.00), subject to annual reviews by the Board, such reviews to be coterminous with the annual reviews of the Company’s other senior executives, but in all events such review shall occur no later than March of each calendar year during the Term for discretionary increases to be applicable for the twelve (12) consecutive month period commencing on the respective next April 1 (the first such increase, if any, commencing April 1, 2011) as determined by the Board in its sole and absolute discretion.  The Executive’s Base Salary shall at no time during the Term of this Agreement be reduced.

(b)           Cash Incentive Compensation.  For each calendar year during the Term, the Executive shall be eligible to receive a cash bonus (“Bonus”) in an amount, if any, to be determined pursuant to the terms of a written Bonus plan for such calendar year, which, for all calendar years, shall provide for a target Bonus equal to thirty percent (30%) of the Executive’s Base Salary in effect at the beginning of such calendar year.  The Bonus for each such calendar year will be payable in accordance with the terms of the Bonus plan applicable to such calendar year; provided, however, that in no event shall such payment be made later than the March 15 of the calendar year next following the close of the calendar year for which such Bonus is earned.  The terms and conditions of any Bonus hereunder shall be set forth in separate official Bonus plan documents, the terms and conditions of which shall exclusively govern the payment of any Bonus described in this Paragraph 5(b).  Notwithstanding anything to the contrary contained herein, for the portion of the Term of this Agreement ending on December 31, 2009, the Executive’s Bonus shall not be less than Thirty Thousand Dollars ($30,000.00). Bonus payments shall be subject to deduction for applicable U.S. federal, state and local withholding taxes.

(c)           Equity-Based and other Incentive Compensation.  The Executive may be granted stock options and/or other equity and/or non-equity based awards and incentives under the Company’s incentive plans from time to time.  The types and amounts of such grants shall be determined by the Compensation Committee of the Board in its sole and absolute discretion; provided, however, that any such award which is a stock option shall provide for an exercise price equal to the fair market value at the time of the grant of the underlying shares subject thereto.  The Executive’s eligibility for participation, and the terms and conditions of any awards hereunder shall be set forth in separate official incentive plan documents, the terms and conditions of which shall exclusively govern the award, vesting, exercise and all other aspects of the awards described in this Paragraph 5(c).  Subject to the authority of the Compensation Committee of the Board, the Company shall, as soon as reasonably practicable following the beginning of the Term of this Agreement, (a) grant an “incentive stock option” (within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”)) to the Executive for one hundred thousand (100,000) shares of the Company’s common stock, which option shall become exercisable at the rate of twenty-five percent (25%) per year of the Executive’s continued employment by the Company following the grant date of said option to the Executive, and (b) award the Executive shares of the Company's common stock, equal in number to the lesser of (i) the number of such shares having an aggregate fair market value of Two Hundred Thirty Thousand Dollars ($230,000), or (ii) Forty Thousand (40,000) of such shares, determined as of the end of trading on the last trading day to occur immediately prior to the date of the award of such shares, which shares shall be subject to transfer restrictions and forfeitability provisions, such transfer restrictions and forfeitability provisions to lapse at the rate of twenty-five percent (25%) per year of the Executive’s continued employment with the Company following the award date of said restricted shares to the Executive.  Notwithstanding anything in this Agreement to the contrary, upon the occurrence of a “Change of Control” (as defined below), all then outstanding stock options and all other equity-based or non-equity-based compensation awards, rights or entitlements theretofore granted or awarded to the Executive by the Company, including but not limited to those awarded to the Executive under this Paragraph 5(c), shall automatically and immediately become fully vested and, as applicable, exercisable and relieved of any and all otherwise applicable transfer restrictions, lock-up or performance requirements and other restrictions and/or contingencies of any kind. For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred as of the earliest of any of the following to occur during the Term of this Agreement:

(i)           The closing of a transaction by the Company or any person (other than the Company, any subsidiary of the Company or any employee benefit plan of the Company or of any subsidiary of the Company) (a “Person”), together with all “affiliates and “associates” (within the meanings of such terms under Rule 12b-2 of the Securities Exchange Act of 1934, as amended) (the “Exchange Act”) of such Person, shall be the beneficial owner of thirty percent (30%) or more of the Company’s then outstanding voting stock (“Beneficial Ownership”);

(ii)          A change in the constituency of the Board such that, during any period of thirty-six (36) consecutive months, at least a majority of the entire Board shall not consist of Incumbent Directors.  For purposes of this Paragraph 5(c)(ii), “Incumbent Directors” shall mean individuals who at the beginning of such thirty-six (36) month period constitute the Board, unless the election or nomination for election by the shareholders of the Company of each such new director was approved by a vote of a majority of the Incumbent Directors;

(iii)         The closing of a transaction involving the merger, consolidation, share exchange or similar transaction between the Company and any other corporation other than a transaction which results in the Company’s voting stock immediately prior to the consummation of such transaction continuing to represent (either by remaining outstanding or by being converted into voting stock of the surviving entity) at least two-thirds (2/3rds) of the combined voting power of the Company’s or such surviving entity’s outstanding voting stock immediately after such transaction;

(iv)        The closing of a transaction involving the sale or disposition by the Company (in one transaction or a series of transactions) of all or substantially all of the Company’s assets; or

(v)          A plan of liquidation or dissolution of the Company goes into effect.

6.            Employee Benefits.

(a)           Throughout his employment during the Term of this Agreement, the Company shall provide the Executive and all of his dependents with group medical and dental insurance in amounts of coverage available to senior executives of the Company with employee payment obligations on the same terms as such other senior executives.

(b)           The Executive shall be entitled to four (4) weeks paid vacation for each twelve (12) consecutive-month period occurring during the Term of this Agreement, which vacation shall be taken by the Executive in accordance with the reasonable business requirements of the Company.  Two (2) weeks of vacation time per each twelve (12) consecutive-month period may be carried over from one period to the next.  The Executive’s vacation shall accrue at the rate of one (1) week per calendar quarter during the Term.  The Executive shall be entitled to payment for any accrued, but unused vacation, upon the termination of his employment with the Company; provided that in no event shall the amount of such payment exceed payment for six (6) weeks of accrued, but unused, vacation.  Such amount shall be paid in a single lump sum as soon as practicable following the Executive’s termination of employment with the Company, but in no event later than ninety (90) days following such termination.

(c)           Throughout the Term of this Agreement, the Executive shall be entitled to participate in all welfare benefit and tax-qualified and nonqualified retirement plans maintained by the Company, to the extent that such participation is made available to other senior executives of the Company, and he shall also be entitled to all other perquisites and pension, welfare benefits and retirement benefits which are made available to any senior officer of the Company.

(d)           Throughout the Term of this Agreement, the Executive shall be entitled to prompt reimbursement for his reasonable expenses incurred in the performance of his employment for the Company under this Agreement, including but not limited to the Executive’s reasonable expenses incurred in connection with (i) his travel between California and New Jersey, (ii) a furnished corporate apartment for the Executive in New Jersey and (iii) his use of a leased Company automobile in New Jersey, all such expenses referred to in clauses (i) through (iii) to be limited in the aggregate to Forty Thousand Dollars ($40,000.00) for each twelve (12) consecutive month period beginning on the first day of the Term of this Agreement and the annual anniversaries thereof; provided, however, that (i) the amount of such expenses eligible for reimbursement during a calendar year shall not affect the amount of expenses eligible for reimbursement in any other calendar year, and (ii) in no event shall any eligible expense reimbursement be paid later than the last day of the calendar year following the calendar year in which the expense was incurred.

7.            Termination. Notwithstanding any other provision in this Agreement, during the Term:

(a)           Death.  If the Executive dies, this Agreement shall automatically terminate as of the date of the Executive’s death.

(b)           Disability.  If the Executive is unable to perform his duties hereunder as a result of any physical or mental disability (i) which continues for one hundred and eighty (180) consecutive days or (ii) for two hundred and forty-five (245) days in any three hundred and sixty-five (365) consecutive-day period, then the Company may terminate the Executive’s employment under this Agreement upon thirty (30) days’ written notice to the Executive, provided that the Executive’s Base Salary and Bonus shall continue to accrue ratably and be payable for the ninety (90) day-period commencing immediately after the date of the Executive’s termination of employment with the Company. Any Bonus paid to the Executive under this Paragraph 7(b) shall be prorated based upon Executive’s active duty with the Company and conditioned on the attainment of the quantitative objectives established by the Compensation Committee in accordance with Paragraph 5(b).

(c)           Termination by the Company for Cause.  The Company may by action of the Board (of which action the Executive shall have not less than fifteen (15) days’ prior written notice and at which Board meeting the Executive shall be entitled to be heard), terminate the Executive’s employment with the Company for Cause.  Termination for Cause shall mean termination by the Company upon written notification to the Executive on account of one or more of the following reasons:

(i)           The Executive’s conviction of a felony by a court of competent jurisdiction in the United States;

(ii)          The Executive’s willful refusal to perform his lawful duties under this Agreement or his willful misconduct with respect to such duties, after prior written notice to the Executive of the particular details thereof and a period of thirty (30) days has elapsed for the Executive to reasonably correct such refusal or misconduct, and the Executive’s failure to reasonably cure such refusal or misconduct by the end of such period; provided, however, that no such cure period shall apply if the Board reasonably determines in good faith that such refusal or misconduct is not susceptible to reasonable cure; and provided, further, that if any such refusal or misconduct is determined by the Board in good faith to not be susceptible to reasonable cure within such thirty (30) day period, such period shall be extended for not more than one hundred and eighty (180) additional days provided that during such period the Executive diligently prosecutes such reasonable cure; or

(iii)         The Executive’s material breach of any of the covenants set forth in Paragraphs 8, 9 and 10 of this Agreement.

(d)           Resignation by the Executive.  The Executive may terminate this Agreement by tendering his written resignation to the Board upon not less than sixty (60) days advance notice.

(e)           Termination Payments.  (i) In addition to any other payments and continued benefits pursuant to Paragraph 7(f), upon the Executive’s resignation or upon termination of his employment with the Company by reason of his death or his disability pursuant to Paragraph 7(a) or 7(b), the Executive or his estate shall be entitled to receive his Base Salary, Earned Bonus (as herein defined) and the reimbursement of all of his incurred but unreimbursed reasonable business expenses as provided under Paragraph 6(d), in each case to the date of the Executive’s resignation or termination. “Earned Bonus” shall mean any payments under the applicable incentive plan in respect of which all conditions and contingencies under such plan shall have been met at such time.

(ii)          Upon the Executive’s termination for Cause pursuant to Paragraph 7(c), the Executive shall be entitled to receive his Base Salary and reimbursement of all incurred and unreimbursed expenses as provided under Paragraph 6(d), in each case to the date of the Executive’s termination.

(f)           Severance Benefit.  (i)  The Executive will receive the payments and continued benefits described in Paragraph 7(f) (iii) if:

(A)           The Company terminates the Executive’s employment under this Agreement at any time other than for death pursuant to Paragraph 7(a), for disability pursuant to Paragraph 7(b) or for Cause pursuant to Paragraph 7(c), or the Executive resigns from his employment with the Company for Good Reason in accordance with Paragraph 7(f)(ii); and

(B)           The Executive executes a separation agreement and general release substantially similar to the separation agreement and release attached hereto as Exhibit “A” upon his termination of employment with the Company.

(ii)          For all purposes of this Agreement, including but not limited to the Executive’s entitlement to the payments and continued benefits pursuant to this Paragraph 7(f), the Executive shall be entitled to resign from his employment with the Company for “Good Reason” if (A) the Company breaches any of its material obligations under this Agreement, (B), or (C) the Company assigns duties to the Executive which represent a material diminution of his authorities, duties or responsibilities or requires him to report to any person or entity other than the CEO, shall no longer permit the Executive to work from El Dorado Hills, California approximately one (1) week per calendar month in as provided in  Paragraph 3, but in each case only if within ninety (90) days after the occurrence of such action or event, the Executive gives notice to the Company of his intention to terminate his employment hereunder unless the Company takes appropriate action to reasonably cure the Executive’s otherwise Good Reason, the Company does not reasonably cure any such action or event within thirty (30) days after the date of such notice, and the Executive resigns his employment within thirty (30) days thereafter.

(iii)         The Company shall:

(A)           Pay the Executive:

(I)           If the Executive’s employment with the Company is terminated prior to the occurrence of a Change of Control, an amount equal to his Base Salary as in effect immediately prior to his termination and any amount of Earned Bonus, such amount to be paid in substantially equal payments for the twelve (12) month period immediately following the date of his termination, at the same times he would have received his Base Salary had his employment with the Company not terminated; or

(II)           If the Executive’s employment with the Company is terminated coincident with or within twelve (12) months following the occurrence of a Change of Control, an amount equal to two hundred percent (200%) of his Base Salary as in effect immediately prior to his termination and two hundred percent (200%) of any amount of Earned Bonus, such amount to be paid in substantially equal payments for the twenty-four (24) month period immediately following the date of his termination, at the same times he would have received his Base Salary had his employment with the Company not terminated.

(B)           Continue to maintain the Executive’s (and as applicable, his dependents’) medical benefits and dental benefits as if the Executive had continued in active employment with the Company until the earlier of the end of the maximum applicable COBRA coverage period or (i) if the Executive’s employment with the Company is terminated prior to the occurrence of a Change of Control, for the twelve (12) month period immediately following the date of the Executive’s termination, or (ii) if the Executive’s employment with the Company is terminated coincident with or following the occurrence of a Change of Control, for the twenty-four (24) month period immediately following the date of the Executive’s termination and, if the maximum COBRA coverage period is shorter than the applicable twelve (12) or twenty-four (24) month continuation period, pay the Executive monthly an amount equal to the monthly cost charged by the Company for COBRA coverage during the period beginning upon the expiration of the maximum COBRA coverage period and the end of the applicable twelve (12) or twenty-four (24) month continuation period;

(C)           If the Executive’s employment with the Company is not terminated coincident with or after the occurrence of a Change of Control, effective as of the date of the termination of the Executive’s employment with the Company, cause twenty-five percent (25%) of all Company stock options and all other Company equity and non equity-based awards and incentives and/or related compensation rights or entitlements theretofore granted or awarded to the Executive, including but not limited to those awards and incentives referred to in Paragraph 5(c) but exclusive of any Bonus, to become vested (if not then yet at least twenty-five percent (25%) shall have become vested) and, to the extent applicable, exercisable, regardless of the otherwise applicable vesting/exercise schedule(s) in connection therewith, and relieved to such extent of otherwise applicable transfer restrictions, lock-up or performance requirements and other restrictions and/or contingencies of any kind.

(iv)         If at the time of the Executive’s termination of employment with the Company, the Executive is a “specified employee” as defined in Section 409A of the Code, then any payments pursuant to clause Paragraph 7(f)(iii) shall be delayed until the date that is six (6) months and one day following his termination of employment (or, if earlier, the earliest other date as is permitted under Section 409A of the Code).  The amount payable on such date shall include all amounts that would have been payable to the Executive prior to that date but for the application of this clause (iv) and the remaining payments shall be made in substantially equal installments until fully paid.  Notwithstanding the foregoing, the six (6) month delay shall not apply to any such payments made (A) during the short term deferral period set forth in Treasury Regulation Section 1.409A-1(b)(4), or  (B) after said short term deferral period, payable solely on account of an involuntary separation from service (as defined in Section 409A of the Code) and in an amount  less than the Section 409A Severance Exemption Amount.  For purposes of this clause (iv), each installment payment pursuant to Paragraph 7(f)(iii) shall be treated as a separate payment for purposes of Section 409A of the Code and the “Section 409A Severance Exemption Amount” shall be equal to the lesser of two (2) times (I) the sum of the Executive’s annualized compensation based upon the annual rate of pay for services provided to the Company for the Executive’s taxable year preceding the taxable year in which the Executive’s employment with the Company terminates, as determined in accordance with Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(i), or (II) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Executive’s employment with the Company terminates.

(g)           To the extent that any payment under Section 6 or this Section 7 is subject to Section 409A of the Code, the Executive shall be considered to have terminated from employment with the Company for payment purposes only if he has had a “separation from service” from the Company within the meaning of Section 409A of the Code and the regulations thereunder.

8.            Confidentiality Agreement and Ownership of Information.

(a)           The Executive agrees that during the course of employment with the Company, the Executive has and will come into contact with and have access to various forms of Confidential Information and Trade Secrets, which are the property of the Company.  This information relates to the Company, its customers and its employees.  Such Confidential Information and Trade Secrets include, but are not limited to: (i) financial and business information, such as information with respect to costs, commissions, fees, profits, sales, markets, mailing lists, strategies and plans for future business, new business, product or other development, potential acquisitions or divestitures, and new marketing ideas; (ii) product and technical information, such as product formulations, new and innovative product ideas, methods, procedures, devices, machines, equipment, data processing programs, software, software codes, computer models, and research and development projects; (iii) marketing information, such as the identity of the Company’s customers, distributors and suppliers and their names and addresses, the names of representatives of the Company’s customers, distributors or suppliers responsible for entering into contracts with the Company, the amounts paid by such customers to the Company, specific customer needs and requirements, and leads and referrals to prospective customers; and (iv) personnel information, such as the identity and number of the Company’s employees, their salaries, bonuses, benefits, skills, qualifications, and abilities. The Executive acknowledges and agrees that the Confidential Information and Trade Secrets are not generally known or available to the general public, but have been developed, compiled or acquired by the Company at its great effort and expense.  Confidential Information and Trade Secrets can be in any form: oral, written or machine readable, including electronic files.

(b)           During the Term of this Agreement and for such time as such information shall remain Confidential Information or Trade Secrets of the Company (except, during the course of the Executive’s employment with the Company, if in furtherance of the Company’s business):

(i)           The Executive will not disclose to any person or entity, without the Company’s prior consent, any Confidential Information or Trade Secrets of the Company, whether prepared by him or others; and

(ii)          The Executive will not remove Confidential Information or Trade Secrets of the Company from the premises of the Company without the prior written consent of the Company.

(c)           (i)           Upon his resignation or the termination of his employment with the Company for whatever reason, with or without Cause, or at any other time, the Company so requests, the Executive will promptly deliver to the Company all originals and copies (whether in note, memo or other document form or on video, audio or computer tapes or discs or otherwise) of (A) Confidential Information or Trade Secrets of the Company that is in his possession, custody or control, whether prepared by him or others, and (B) all records, designs, patents, plans, manuals, memoranda, lists and other property of the Company delivered to the Executive by or on behalf of the Company or by its customers, and all records compiled by the Executive which pertain to the business of the Company, whether or not confidential. All such material shall be and remain the property of the Company and shall be subject at all times to its discretion and control.

(ii)          Information shall not be deemed Confidential Information or Trade Secrets if:

(A)           such information was available to the public prior to disclosure thereof by the Executive,

(B)           such information shall, other than by an act or omission on the Executive’s part, be or become available to the public or lawfully made available by a third party to the public without restrictions as to disclosure;

(C)           such information is approved for disclosure to the public by prior written consent from the Board or the CEO, and the terms of any said written consent shall govern its disclosure; or

(D)           such information was already in the lawful possession of the Executive prior to his receipt of such information from the Company.

(iii)          Notwithstanding the foregoing, Confidential or Trade Secret information of the Company may be disclosed where required by law or order of a court of competent jurisdiction, provided that, to the extent reasonably practicable, the Executive first gives to the Board reasonable prior notice of such disclosure and affords the Company, to the extent reasonably practicable, the reasonable opportunity for the Company to obtain protective or similar orders, where available.

9.            Non-Competition Provision.

(a)           The Executive acknowledges and agrees that the Company is engaged in a highly competitive business and that by virtue of the Executive’s position and responsibilities with the Company and the Executive’s access to the Confidential Information and Trade Secrets, the Executive’s engaging in any business which is directly competitive with the Company will cause it great and irreparable harm.

(b)           Accordingly, the Executive covenants and agrees that so long as the Executive is employed by the Company and for the period of twelve (12) months immediately following the termination of such employment, whether voluntarily or involuntarily, the Executive will not, without the express written consent of the Board, directly or indirectly, own, manage, operate or control, or be employed in any capacity similar to the position(s) held by the Executive with the Company, by any company or other for-profit entity engaged primarily in a business that is directly competitive with the Company’s business at the time of the termination of the Executive’s employment with the Company. In recognition that the Company’s business includes the sale of its products and services throughout the world, this restriction shall apply on a worldwide basis.  The foregoing shall not prohibit the Executive from owning not in excess of five percent (5%) of the outstanding stock of any company, which is a reporting company under the Securities Exchange Act of 1934 or the securities of which are traded on a national stock exchange.

10.          Non Interference Provisions.

(a)           While employed by the Company and for the period of twelve (12) months immediately following the Executive’s termination or resignation from employment with the Company for any reason, the Executive will not, without the prior written consent of the Board, directly or indirectly, solicit, divert or appropriate or attempt to solicit, divert or appropriate any customers or clients of the Company who or which were customers or clients of the Company at the time of the termination of the Executive’s employment with the Company and with whom the Executive had contact during his employment with the Company and/or about whom the Executive possesses Confidential or Trade Secret information, for purposes of the Executive’s offering to such customers or clients of the Company products or services which are directly competitive to the products and services offered by the Company as of the date of the Executive’s termination or resignation from employment with the Company for any reason.

(b)           While employed by the Company and for the period of twelve (12) months immediately following the Executive’s termination or resignation from employment with the Company for any reason, the Executive will not, without the prior written consent of the Board, whether as an owner, partner, employee, consultant, broker, contractor or otherwise, and whether personally or through other persons, hire as an employee or retain the services of any employee or other person with whom the Executive had contact during his employment with the Company about whom the Executive possesses Confidential Information and/or Trade Secrets as a result of the Executive’s employment with the Company.

(c)           The foregoing shall not prohibit the Executive from owning not in excess of five percent (5%) of the outstanding stock of any company which is a reporting company under the Securities Act of 1934 or the securities of which are traded on a national stock exchange.

11.          Enforcement.

(a)           Since monetary damages may be inadequate and the Company may be irreparably harmed if the provisions of Paragraphs 8, 9, 10, and 12 are not specifically enforced, the Company shall be entitled, among other remedies, to seek an injunction from a court of competent jurisdiction (without the necessity of posting a bond or other security) restraining any violation of either Paragraphs 8, 9, 10 or 12 by the Executive and any person or entity to whom the Executive provides or proposes to provide any services or information in violation of such Paragraphs.

(b)           If any provision contained in Paragraphs 8, 9, 10 or 12 is determined to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision which was determined to be void, illegal, or unenforceable had not been contained herein.  The courts enforcing Paragraphs 8, 9, 10 or 12 shall be entitled to modify the duration and scope of any restriction contained herein to the extent such restriction would otherwise be unenforceable, and such restriction as modified shall be enforced.

12.          Inventions.

(a)           The Executive shall disclose promptly to the Company any and all inventions, improvements and valuable discoveries, whether patentable or not, which are conceived or made by the Executive solely or jointly with another during his employment for the Company, and which are related to the kinds of products and services offered by the Company as of the date of any such invention, improvement, or valuable discovery, and the Executive hereby assigns and agrees to assign all his interests therein to the Company or its nominee. Whenever reasonably requested to do so by the Company, the Executive shall execute any and all applications, assignments or other instruments that the Company shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the Company’s interest therein.

 (b)           The Executive and the Company further agree that the Company shall be entitled solely to shop rights with respect to any invention and development conceived or made by the Executive during the period of his employment with the Company that is not related to the kinds of products and services offered by the Company as of the date of such invention or development but which was conceived or made on the Company’s time or with the use of the Company’s facilities or materials and which is directly related to the business or activities of the Company.

13.           General Provisions.

(a)           Notices.  All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed to have been delivered (i) on the date personally delivered, or (ii) one day after properly sent by Federal Express or other reasonable overnight courier service, addressed to the respective parties at the following addresses:

To the Company:

Amy Agress, Esq.
General Counsel
Innodata Isogen, Inc.
Three University Plaza
Hackensack, NJ 07601

To the Executive:

O’Neil Nalavadi
303 Stagestop Ct.
El Dorado Hills, CA 95762

Either party hereto may designate a different address by providing written notice of such new address to the other party hereto as provided above.  A copy of each notice to the Company shall be forwarded to Dana Scott Fried, Esq., Loeb & Loeb LLP, 345 Park Avenue, New York, NY 10154.  All such copies shall be given in the manner provided for notices in this Paragraph 13(a).

(b)           Severability.  If any provision contained in this Agreement shall be determined to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision which was determined to be void, illegal, or unenforceable had not been contained herein.

(c)           Waiver, Modification and Integration.  The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of any party.  This Agreement contains the entire agreement of the parties concerning employment and supersedes any and all other inconsistent agreements, either oral or in writing, between the parties hereto with respect to the employment of the Executive by the Company, except for any official employee benefit plan documents between the parties, the terms and conditions of which shall be controlling.  This Agreement may not be modified, altered or amended except by written agreement of both of the parties hereto.  The parties further agree that no amendment which would result in a failure of any provision of this Agreement to comply with Section 409A of the Code shall become effective.

(d)           Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and permitted assigns, and upon the Executive, his heirs and his executors and administrators.  The Company shall not be entitled to assign the Executive’s duties hereunder without the other’s prior written consent, which consent shall not be unreasonably withheld.  The Executive’s duties under this Agreement shall not be assigned by the Executive.

(e)           Jurisdiction, Etc. All disputes hereunder shall be exclusively determined and resolved by binding arbitration conducted pursuant to the rules of the American Arbitration Association in New York City.  Service of process shall be effective when forwarded in the manner provided for notices in Paragraph 13(a).  Trial by jury is hereby waived by both of the parties to this Agreement.  The prevailing party in any dispute shall be entitled to recover reasonable attorneys’ fees and costs from the other.

(f)           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to its conflicts of law provisions.

(g)           Indemnification.  The Company shall indemnify the Executive to the full extent permitted by applicable Delaware law for all liabilities (including reasonable legal expenses) incurred by the Executive in connection with his execution of his duties under this Agreement.  Further, the Company shall obtain and maintain in full force and effect directors’ and officers’ liability insurance from established and reasonable insurers in reasonable amounts as the Board shall determine and, in all such policies, the Executive shall be named as an insured party.

(h)           Survival.  The obligations of the parties hereto under Paragraphs 7, 8, 9, 10, 11, 12 and 13 of this Agreement shall survive the termination of this Agreement.

(i)           Compliance with Section 409A.  The parties to this Agreement intend that this Agreement and the Company’s and the Executive’s exercise of authority or discretion hereunder shall comply with the provisions of Section 409A of the Code and the regulations thereunder so as not to subject the Executive to the payment of any interest and/or tax penalty which may be imposed under Section 409A of the Code.  In furtherance of this objective, to the extent that any regulations or other guidance issued under Section 409A of the Code would result in the Executive being subject to payment of “additional tax” under Section 409A of the Code, the parties agree to use their best efforts to amend this Agreement in order to avoid the imposition of any such “additional tax” under Section 409A of the Code, all as reasonably determined in good faith by the Company and the Executive to maintain to the maximum extent practicable the original intent of the applicable provisions.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date indicated below.

INNODATA ISOGEN, INC.

/s/ Jack Abuhoff	October 08, 2009
Name: Jack Abuhoff	Date
Title: Chairman and CEO

O’NEIL NALAVADI

/s/ O’Neil Nalavadi	October 11, 2009
Date

Exhibit 10.1

Exhibit “A”

AGREEMENT AND GENERAL RELEASE

      INNODATA ISOGEN, INC.  ("Employer")  [Address] and O’Neil Nalavadi [Address], his heirs,  executors,  administrators,  successors,  and assigns  (collectively referred to throughout this Agreement and General Release as "Executive"), agree that:

      1.  Last  Day of  Employment.  Executive's  last  day of  employment  with Employer is/was  ___________________ (the "Termination Date"). Without regard to whether  Executive  executes this Agreement and General  Release,  in accordance with the terms of the Employment  Agreement between Executive and Employer dated as of ________________ (the "Employment Agreement"), Executive shall be paid, or shall have been paid, by no later than the next  regularly-scheduled  pay period following the  Termination  Date,  all Base Salary (as defined in the Employment Agreement)  accrued  through the Termination  Date,  accrued but unused vacation days through the Termination  Date and business  expenses  incurred  through the Termination  Date. In  accordance  with the terms of the  Employment  Agreement, Executive  shall be paid,  or shall have been paid all Bonus (as  defined in the Employment  Agreement)  accrued through the Termination Date, in accordance with the general  policies and  procedures for payment of incentive  compensation  to senior  executive  personnel of Employer,  without  regard to whether  Executive executes  this  Agreement and General  Release.  [May be modified to reflect any additional benefits or monies owed to Executive as of the Termination Date.]

      2. Consideration. In accordance with the terms of the Employment Agreement and as consideration for this Agreement and General Release and Executive's compliance with Paragraphs 8, 9, 10 and 12 of the Employment Agreement, Employer agrees:

            a. to provide  Executive  with the monies and  benefits set forth in Paragraph 7(f)(iii), of the Employment  Agreement within the time period required by Paragraph 7(f)(iii) or 7(f)(iv), as applicable, after receiving the letter from Executive in the form attached hereto as Exhibit "A" as follows; and

            b. [other consideration, if any].

      3.  No  Consideration  Absent  Execution  of  this  Agreement.   Executive understands  and agrees  that he would not receive  the monies  and/or  benefits specified in Section 2 above,  except for his  execution of this  Agreement  and General  Release and the  fulfillment  of the promises  contained  herein and in Paragraphs 8, 9, 10 and 12 of the Employment  Agreement.  Employer  reserves the right to commence litigation to enforce  Executive's  compliance with Paragraphs 8,  9,  10  and 12 of the  Employment  Agreement,  in  addition  to  Executive's compliance with the promises set forth in this Agreement and General Release.

      4. General Release of Claims. Executive knowingly and voluntarily releases and forever  discharges,  to the full extent  permitted  by law,  Employer,  its parent   corporation,   affiliates,   subsidiaries,   divisions,   predecessors, successors and assigns and the current and former employees, officers, directors and agents thereof,  individually and in their corporate  capacities,  and their employee  benefit plans and programs and their  administrators  and  fiduciaries (collectively referred to throughout the remainder of this Agreement and General Release as  "Releasees"),  of and from any and all  claims,  known and  unknown, asserted and unasserted,  Executive has or may have against  Releasees as of the date of  execution  of this  Agreement  and General  Release  arising out of his employment or the  termination of his employment with Employer,  including,  but not limited to, any alleged violation of:

•	Title VII of the Civil Rights Act of 1964, as amended;

•	The Civil Rights Act of 1991;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	The Employee Retirement Income Security Act of 1974, as amended;

•	The Immigration Reform and Control Act, as amended;

•	The Americans with Disabilities Act of 1990, as amended;

•	The Age Discrimination in Employment Act of 1967, as amended;

•	The Workers Adjustment and Retraining Notification Act, as amended;

•	The Occupational Safety and Health Act, as amended;

•	The Sarbanes-Oxley Act of 2002;

•	New Jersey Law Against Discrimination - N.J. Rev. Stat. ss.10:5-1 et seq.;

•	New Jersey Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers' Compensation Claim - N.J. Rev. Stat. ss.34:15-39.1 et seq.;

•	New Jersey Family Leave Act - N.J. Rev. Stat. ss.34:11B-1 et seq.;

•	New Jersey Smokers' Rights Law - N.J. Rev. Stat. ss.34:6B-1 et seq.;

•	New Jersey Equal Pay Act - N.J. Rev. Stat. ss.34:11-56.1 et seq.;

•	New Jersey Genetic Privacy Act - N.J. Rev. Stat. Title 10, Ch. 5, ss.10:5-43 et seq.;

•	New Jersey Conscientious Employee Protection Act (Whistleblower Protection) - N.J. Stat. Ann. ss.34:19-3 et seq.;

•	The New Jersey Wage Payment and Work Hour Laws;

•	The New Jersey Public Employees' Occupational Safety and Health Act- N.J. Stat. Ann. ss.34:6A-25 et seq.;

•	New Jersey Fair Credit Reporting Act;

•	New Jersey laws regarding Political Activities of Employees, Lie Detector Tests, Jury Duty, Employment Protection, and Discrimination;

•	California Fair Employment and Housing Act – Cal. Gov’t Code § 12900 et seq.;

•	California Unruh Civil Rights Act – Cal. Civ. Code § 51 et seq.;

•	Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers Compensation Claim – Cal. Lab. Code § 132a (1) to (4);

•	California Wage Payment Act, as amended;

•	California Equal Pay Law – Cal. Lab. Code § 1197.5 et seq.;

•	California Whistleblower Protection Law – Cal. Lab. Code § 1102-5(a) to (c);

•	California Family and Medical Leave – Cal. Lab. Code § 233;

•	The California Occupational Safety and Health Act, as amended, Cal. Lab. Code § 6300 et seq., and any applicable regulations thereunder;

•	Any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance;

•	Any public policy, contract, tort, or common law; or

•	Any claim for costs, fees, or other expenses including attorneys' fees.

Nothing herein shall prevent Executive from seeking to enforce the terms of the Employment Agreement or this Agreement and General Release or from seeking to obtain benefits to which he is lawfully entitled under the terms of any Employer benefit plan of which he is a participant. This Agreement and General Release shall not constitute a waiver of rights to the extent such waiver is prohibited by law.

5. To effect a full and complete general release as described above, Executive expressly waives and relinquishes all rights and benefits of Section 1542 of the Civil Code of the State of California, and does so understanding and acknowledging the significance and consequences of specifically waiving Section 1542. Section 1542 of the Civil Code of the State of California states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Thus, notwithstanding the provisions of Section 1542, and to implement a full and complete release and discharge, Executive expressly acknowledges this Agreement and General Release is intended to include in its effect, without limitation, all claims Executive does not know or suspect to exist in Executive’s favor at the time of signing this Agreement and General Release, and that this Agreement and General Release contemplates the extinguishment of any such claim or claims.

Executive warrants he: (1) has read this Agreement and General Release, including this waiver of California Civil Code Section 1542; (2) has consulted counsel or has had the opportunity to consult counsel about this Agreement and General Release and specifically about the waiver of Section 1542; (3) understands this Agreement and General Release and the Section 1542 waiver; and (4) freely and knowingly enters into this Agreement and General Release with its waiver of Section 1542. Executive acknowledges he may later discover facts different from or in addition to those Executive now knows or believes to be true regarding the matters released or described in this Agreement and General Release, and even so, agrees the releases and agreements contained in this Agreement and General Release shall remain effective in all respects notwithstanding any later discovery of any different or additional facts. Executive assumes any and all risk of any mistake in connection with the true facts involved in the matters, disputes, or controversies described in this Agreement and General Release or with regard to any facts now unknown to Executive relating to those matters.

[If base salary, bonus, vacation pay, expense reimbursement and  workplace injury/leave  issues are not in dispute,  Innodata Isogen will seek affirmations from Executive relating to these issues.]

      6. Non-Disparagement.

      (a) Executive agrees not to defame, disparage or demean Employer, its officers and directors, in any manner whatsoever, provided that nothing contained herein shall prevent Executive from providing truthful information about the Company in  connection  with any legal  proceeding  or to the extent compelled to do so by law.

      (b) Employer's officers and directors agree not to defame, disparage or demean Executive in any manner whatsoever, provided that nothing contained herein shall prevent Employer from providing truthful  information about Executive in connection with any legal  proceeding or to the extent compelled to do so by law.

      7.  Confidentiality.  Executive agrees not to disclose any information concerning the consideration being paid to him under Section 2 hereof, except to his immediate family members, tax advisor, financial advisor and attorneys.

      8. Governing Law and  Interpretation. This Agreement and General Release shall be governed and conformed in accordance with the laws of the state in which Executive was employed at the time of his last day of employment without regard to its conflict of laws provision. In the event the Executive or Employer breaches any provision of this Agreement and General Release, Executive and Employer affirm that either may institute an action to specifically enforce any term or terms of this Agreement and General Release. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect.

      9.  Nonadmission  of  Wrongdoing.  The parties agree that neither this Agreement and General Release nor the furnishing of the consideration for this Release shall be deemed or construed at anytime for any purpose as an admission by either party of any liability or unlawful conduct of any kind.

      10.  Amendment.  This Agreement and General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.

      11.  Revocation.  Executive may revoke this Agreement and General Release for a period of seven (7) calendar days following the day he executes this Agreement and General Release. Any revocation within this period must be submitted, in writing, to ____________ [Identify Company representative] and state, "I hereby revoke my acceptance of our Agreement and General Release." The revocation must be personally delivered to _________________ [Identify Company representative] or his designee, or mailed to ____________________ [Identify Company representative] and postmarked within seven (7) calendar days of execution of this Agreement and General Release. This Agreement and General Release shall not become effective or enforceable until the revocation period has expired and a letter in the form attached as Exhibit "A," dated and signed no sooner than eight (8) days after Executive dates and signs this Agreement and General Release, is received by [Identify Company representative.]. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in the state in which Executive was employed at the time of his last day of employment, then the revocation  period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

      12. Entire Agreement. This Agreement and General Release sets forth the entire agreement between the parties hereto with regard to the subject matter hereof. Notwithstanding this Section, Paragraphs 8, 9, 10, 11, 12, and 13 of the Employment Agreement, as well as Paragraph 7 to the extent that payments to Executive have not been made in accordance with Section 2 of this Agreement and General Release, shall remain in full force and effect pursuant to Paragraph 13(h) of the Employment Agreement. Executive acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to accept this Agreement and General Release, except for those set forth in the Employment Agreement and this  Agreement and General Release.

      13. Facsimile/Photocopy. A signed facsimile or photocopy of this Agreement and General Release shall have the same force and effect as an original.

      EXECUTIVE IS HEREBY  ADVISED THAT HE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND GENERAL RELEASE AND TO CONSULT  WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.

      EXECUTIVE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

  HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS IN PARAGRAPH "2" ABOVE, EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST RELEASEES.

      IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

EXECUTIVE	INNODATA ISOGEN, INC.

By:
O’Neil Nalavadi
[Name and Title of Person Signing]

Date:	Date:

O’Neil Nalavadi

[address]

Re: Agreement and General Release

Dear Mr. Nalavadi:

      This letter confirms that on ________________ [date], I personally delivered to you the enclosed Agreement and General Release. You have until _______________ [21 days after receipt by Executive. Add extra days if the 21st day ends on a non-business day] to consider this Agreement and General Release, in which you waive  important  rights,  including  those under the Age Discrimination  in Employment Act of 1967. To this end, we advise you to consult with an attorney of your choosing prior to executing this Agreement and General Release.

Very truly yours,

INNODATA ISOGEN, INC.

EXHIBIT A

[Name]
Innodata Isogen, Inc.
[Address]

Re: Agreement and General Release

Dear _________________:

      On ______________ [date] I executed an Agreement and General Release between Innodata Isogen, Inc. and me. I was advised by Innodata Isogen, Inc., in writing, to consult with an attorney of my choosing, prior to executing this Agreement and General Release.

      More than seven (7) calendar days have elapsed since I executed the above-mentioned Agreement and General Release. I have at no time revoked my acceptance or execution of that Agreement and General Release.

Very truly yours,

O’Neil Nalavadi